U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Chisick                          Brian
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   (Last)                           (First)             (Middle)

                            17305 Von Karman Avenue
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                                    (Street)

   Irvine                           California           92614-6203
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     First Alliance Corporation (FACO
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     February, 1999
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          President & Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------    Amount       or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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
Class A Common Stock                  02/03/99       P               5,000       A      $3.0000                 I        By Trust(1)
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Class A Common Stock                  02/04/99       P               6,000       A      $3.5625                 I        By Trust(1)
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Class A Common Stock                  02/04/99       P              10,000       A      $3.6875                 I        By Trust(1)
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Class A Common Stock                  02/04/99       P               2,000       A      $3.3750                 I        By Trust(1)
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Class A Common Stock                  02/04/99       P              11,000       A      $3.6250                 I        By Trust(1)
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Class A Common Stock                  02/04/99       P               1,000       A      $3.5000                 I        By Trust(1)
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Class A Common Stock                  02/08/99       P              13,100       A      $3.7879                 I        By Trust(1)
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Class A Common Stock                  02/08/99       P              10,000       A      $3.7500                 I        By Trust(1)
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Class A Common Stock                  02/08/99       P               5,000       A      $3.0000                 I        By Trust(1)
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Class A Common Stock                  02/09/99       P              26,900       A      $4.3415                 I        By Trust(1)
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Class A Common Stock                  02/10/99       P              50,000       A      $5.4945                 I        By Trust(1)
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Class A Common Stock                  02/10/99       P              10,000       A      $5.7500                 I        By Trust(1)
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Class A Common Stock                  02/11/99       P              50,000       A      $5.6000                 I        By Trust(1)
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Class A Common Stock                  02/11/99       P              10,000       A      $5.6250                 I        By Trust(1)
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Class A Common Stock                  02/12/99       P              20,000       A      $5.2083                 I        By Trust(1)
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Class A Common Stock                  02/16/99       P              20,000       A      $5.5222                 I        By Trust(1)
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Class A Common Stock                  02/16/99       P                 500       A      $5.1250                 I        By Trust(2)
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Class A Common Stock                  02/16/99       P               4,000       A      $5.0000                 I        By Trust(2)
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Class A Common Stock                  02/16/99       P               4,500       A      $5.2500                 I        By Trust(2)
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Class A Common Stock                  02/16/99       P               5,250       A      $5.6250                 I        By Trust(2)
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Class A Common Stock                  02/16/99       P               2,000       A      $5.5000                 I        By Trust(2)
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Class A Common Stock                  02/18/99       P              50,800       A      $5.5341                 I        By Trust(1)
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)                     (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1) These shares are held in trust for the benefit of the reporting person and the reporting person's spouse, both of whom are co-trustees of said trust.

(2) These shares are held in three trusts for the benefit of grandchildren of the reporting person, of which trust the reporting person is the trustee.

            /s/ Brian Chisick                                March 8, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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